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                                                                    Exhibit 99.1

                        [LETTERHEAD OF FIFTH THIRD BANK]

    Fifth Third Announces Amendment to Common Stock Repurchase Authorization

          Fifth Third Bancorp's Board of Directors amended the Company's common stock repurchase authorization to include private purchases, in addition to open market purchases. The repurchase authorization adopted on December 18, 2001 remained the same in all other respects. The Company is authorized to purchase in the open market, or in any private transaction, up to three percent of outstanding common shares.

Corporate Profile
        Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $71 billion in assets, operates 16 affiliates with 927 full-service Banking Centers, including 136 Bank Mart(R) locations open seven days a week inside select grocery stores and 1,826 Jeanie(R) ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida and West Virginia. The financial strength of Fifth Third's affiliate banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa2 from Standard & Poor's and Moody's, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and was recently recognized by Moody's with one of the highest senior debt ratings for any U.S. bank holding company of Aa3. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Midwest Payment Systems, the Bank's electronic payment processing subsidiary. Investor information and press releases can viewed at www.53.com. The Company's common stock is traded through The NASDAQ National Market System under the symbol "FITB."

        This document contains forward-looking statements about Fifth Third Bancorp which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third including statements preceded by, followed by or that included the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and

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uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which Fifth Third does business, are less favorable than expected; (5) legislative or regulatory changes adversely affect the businesses in which Fifth Third is engaged; (6) changes in the securities markets. Further information on other factors which could affect the financial results of Fifth Third are included in Fifth Third's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Fifth Third.